Exhibit 3.3

CERTIFICATE OF CORRECTION OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF
FTC SOLAR, INC.

FTC Solar, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”),

DOES HEREBY CERTIFY:

1.
The name of the Corporation is FTC Solar, Inc.
2.
The Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate of Incorporation”) was filed with the Secretary of State of the State of Delaware on April 28, 2021 which contains an inaccurate record of the corporate action taken therein, and the instrument requires correction as permitted by subsection (f) of Section 103 of the General Corporation Law of the State of Delaware.
3.
The inaccuracy in the Amended and Restated Certificate of Incorporation is as follows:

The stock split ratio set forth in ARTICLE FOURTH, Section E of the Amended and Restated Certificate of Incorporation is 8.25-for-1. The stock split ratio should have been to 8.24667162609936-for-1.

4.
The stock split ratio set forth in ARTICLE FOURTH, Section E of the Amended and Restated Certificate of Incorporation filed on April 28, 2021 is corrected to read in its entirety as follows:

Stock Split.  Immediately upon the filing and effectiveness of this Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Effective Time”), a  stock split of the Common Stock shall become effective, pursuant to which each share of Common Stock outstanding and held of record by each stockholder of the Corporation or held by the Corporation in treasury immediately prior to the Effective Time shall automatically and without further action on the part of the Corporation or any holder thereof be reclassified and changed into 8.24667162609936 validly issued, fully paid and non-assessable shares of Common Stock (the “Stock Split”).  Each stock certificate representing shares of Common Stock that was issued prior to the Effective Time shall, after the Effective Time, automatically and without the necessity of presenting the same for exchange, be deemed to represent the number of shares of Common Stock, into which such shares were reclassified pursuant to the Stock Split, and the holders of record thereof shall be entitled to receive, upon surrender of such certificate to the Corporation, a new certificate evidencing and representing the applicable number of shares of Common Stock resulting from the Stock Split.

IN WITNESS WHEREOF, FTC Solar, Inc. has caused this Certificate of Correction to be executed by Anthony P. Etnyre, its duly authorized officer, on June 8, 2021.

FTC SOLAR, INC.

By:	/s/ Anthony P. Etnyre
Name: Anthony P. Etnyre
Title: Chief Executive Officer